U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.   Name and Address of Reporting Person*

     MEISWINKEL INVESTMENT GROUP, LP
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     (Last)                          (First)              (Middle)

     2060 NEWCOMB AVENUE
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                                    (Street)

     SAN FRANCISCO, CA  94124
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     (City)                          (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     HUMAN BIOSYSTEMS                           HBSC
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     DECEMBER 2002
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]   Director                                [X]    10% Owner
     [ ]   Officer (give title below)              [ ]   Other (specify below)
     Chief Financial Officer
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting Person
     [ ]   Form filed by more than one Reporting Person

- --------------------------------------------------------------------------------


           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

-----------------------------------------------------------------------------------------------------------
 1.   Title of Security             2.       2A.     3.       4.            5.          6.        7.
  (Instr. 3)                        Trans-   Deem    Transac  Securities    Amount of   Ownersh   Nature
                                    action   ed      tion     Acquired      Securities  ip        of
                                    Date     Exec    Code     (A) or        Beneficial  Form:     Indirect
                                             ution   (Inst    Disposed      ly Owned    Direct    Benefic
                                    (Month/  Date,   r. 8)     of (D)       at End of   (D) or    ial
                                    /        if               (Instr. 3,     Month      Indirect  Ownership
                                             any              4, and 5)     (Instr.     (I)       (Inst
                                    Day/                                    3 and 4)    (Instr.   r.4)
                                             (Mon                                       4)
                                    Year)    th/

                                             Day/
                                             Year)

-------------------------------     ------   -----   --- ---  -------  ---  ----  ----------  ---  --------
                                                    Code  V   Amount   (A) Price
                                                                       or
                                                                       (D)
-------------------------------     ------   -----   --- ---  -------  ---  ----  ----------  ---  --------
 COMMON STOCK                     7/23/2002           P       200,000  A   $0.25  3,276,786    I   By
                                                                                                   Meiswin
                                                                                                   kel
                                                                                                   Investm
                                                                                                   ent

 COMMON STOCK                     8/19/2002           P       200,000  A   $0.25  3,476,786    I   By
                                                                                                   Meiswin
                                                                                                   kel
                                                                                                   Investm
                                                                                                   ent

 COMMON STOCK                     9/3/2002           P       200,000  A   $0.25  3,676,786     I   By
                                                                                                   Meiswin
                                                                                                   kel
                                                                                                   Investm
                                                                                                   ent

 COMMON STOCK                     9/16/2002           P       200,000  A   $0.25  3,876,786    I   By
                                                                                                   Meiswin
                                                                                                   kel
                                                                                                   Investm
                                                                                                   ent

 COMMON STOCK                     10/1/2002           P       200,000  A   $0.25  4,076,786    I   By
                                                                                                   Meiswin
                                                                                                   kel
                                                                                                   Investm
                                                                                                   ent

 COMMON STOCK                     10/15/2002           P       200,000  A   $0.25  4,276,786   I   By
                                                                                                   Meiswin
                                                                                                   kel
                                                                                                   Investm
                                                                                                   ent

 COMMON STOCK                     11/1/2002           P       200,000  A   $0.25  4,476,786    I   By
                                                                                                   Meiswin
                                                                                                   kel
                                                                                                   Investm
                                                                                                   ent

 COMMON STOCK                     11/15/2002           P       200,000  A   $0.25  4,676,786   I   By
                                                                                                   Meiswin
                                                                                                   kel
                                                                                                   Investm
                                                                                                   ent

 COMMON STOCK                     12/2/2002           P       200,000  A   $0.25  4,876,786    I   By
                                                                                                   Meiswin
                                                                                                   kel
                                                                                                   Investm
                                                                                                   ent

 COMMON STOCK                     12/16/2002           P       200,000  A   $0.25  5,076,786   I   By
                                                                                                   Meiswin
                                                                                                   kel
                                                                                                   Investm
                                                                                                   ent


*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================



                                                                                      9.       10.
                                                                                      Number   Owner-
                                                                                      of       ship
           2.                                                                         Deriv-   of
           Conver-              5.                          7.                        ative    Deriv-   11.
           sion                 Number of                   Title and Amount          Secur-   ative    Nature
           or                   Derivative  6.              of Underlying     8.      ities    Secur-   of
           Exer-                Securities  Date            Securities        Price   Bene-    ity:     In-
           cise   3.            Acquired (A)Exercisable and (Instr. 3 and 4)  of      ficially Direct   direct
           Price  Trans- 4.     or Disposed Expiration Date                   Deriv-  Owned    (D) or   Bene-
1.         of     action Trans- of (D)      (Month/Day/Year)          Amount  ative   at End   In-      ficial
Title of   Deriv- Date   action (Instr. 3,                            or      Secur-  of       direct   Owner
Derivative ative  (Month/Code   4 and 5)    Date     Expira-          Number  ity     Year     (I)      -ship
Security   Secur- Day/   (Instr.            Exer-    tion             of      (Instr.(Instr.   (Instr.  (Instr.
(Instr. 3) ity    Year)  8)     (A)   (D)   cisable  Date   Title     Shares  5)      4)       4)       4)
===============================================================================================================

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===============================================================================================================


Explanation of Responses:

     /s/Rudy Meiswinkel
        Its: Principal                           02-28-2003
- -----------------------------------            -----------
      **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this form, one of which must be manually signed.
     If space provided is insufficient, see Instruction 6 for procedure.